Exhibit 11.2

Sohu.com Limited

Policy on Insider Trading

All directors and all employees (including executive officers1) (each, a “Covered Person” and, collectively, the “Covered Persons”) of Sohu.com Limited (the “Company”) who have material, non-public information relating to the Company may not (i) buy or sell Company securities2 (ordinary shares, American depositary shares (“ADSs”) representing ordinary shares, options to purchase ordinary shares or ADSs, or any other Company security or derivative of a Company security), except for trades that are made pursuant to a Rule 10b5-1 Trading Program (as defined and discussed in detail later in this policy), or (ii) pass that information on to others.

In addition, Covered Persons who have material non-public information relating to a publicly-traded company other than the Company that they have learned in the course of performing their duties for the Company (information concerning the Company’s publicly-traded business collaborators, for instance) may not trade in the securities of that company.

Material Information

“Material” information is any information that a reasonable investor would consider important in a decision to buy, sell, or hold a particular security. In short, material information is information that reasonably would be expected to affect the price of the security were it known publicly.

Information that can be regarded as material includes earnings results; projections of future earnings or losses; new product or service introductions; pending or proposed mergers or acquisitions, either by or of the Company; sales or acquisitions of significant assets; offerings of securities by the Company; changes in management; and the gain or loss of users, advertising customers, or business collaborators. Both positive and negative information can be material for purposes of the prohibition on insider trading.

Twenty-twenty hindsight

Covered Persons should keep in mind that, once securities trades become the subject of scrutiny, they will be viewed after the fact by the United States Securities and Exchange Commission (the “SEC”) (which investigates suspected insider trading), the Financial Industry Regulatory Authority (“FINRA”), courts, and others with the benefit of hindsight. Before engaging in any transaction in the Company’s securities, Covered Persons therefore should consider carefully how the SEC, FINRA, courts, and others might view the transaction in hindsight.

1 As used in this policy, “executive officers” refers to the individuals who are designated as such from time to time in the Company’s Annual Reports on Form 20-F. Such individuals are those who the Company’s Board of Directors has determined are the Company’s “officers” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (which as of the date of the adoption of this policy consist of the Company’s Chief Executive Officer and Chief Financial Officer, and the Chief Executive Officer of the Company’s subsidiary Changyou.com Limited).

2 This policy does not apply to a transaction between a Covered Person and the Company itself. For example, a Covered Person’s exercise of an option to buy ordinary shares from the Company would not violate the policy, as long as such person does not sell the shares while in possession of material, non-public information about the Company.

Transactions by Family Members

Family members and others living in a Covered Person’s home may be treated as knowing what the Covered Person knows, even if they do not actually know it. A Covered Person can be held legally responsible for the trades of such persons, and therefore should discourage trading in Company securities by such persons without the Covered Person’s permission, which permission should not be given unless and until the Covered Person has complied with the Company’s “preclearance” process set forth in the “Preclearance of Trades” section of this policy.

Giving Information to Others

Covered Persons must not pass on inside information to others. A Covered Person who has passed on information to others can be subject to penalties under United States law for trades by those other persons, even if the Covered Person has not himself or herself derived any benefit from those persons’ actions.

Mandatory Trading Blackout

The period beginning on the fifteenth day before the end of each fiscal quarter and ending at the close of business on the third trading day following the date of public disclosure of the Company’s financial results for that fiscal quarter and, as applicable, the fiscal year (the “Regular Blackout Period”) is a particularly sensitive period for transactions in Company securities by Covered Persons.

All Covered Persons must refrain from conducting transactions involving the purchase or sale of Company securities3 during Regular Blackout Periods. In practice, depending on when results for each fiscal quarter or year are prepared and released, the period during which trading is not prohibited (or “trading window”) generally will last no more than seven weeks.

From time to time, because of material developments known to the Company and not yet disclosed to the public, the Company may also require that directors, executive officers, and certain other employees designated by the Company in its sole discretion not engage in any transaction involving the purchase or sale of Company securities until three trading days after the material developments have been made public. Directors, executive officers, and such other employees so designated by the Company subject to such a trading suspension should not disclose to others the fact that the suspension is in effect. Periods during which any such trading suspension is in effect and Regular Blackout Periods are referred to herein, collectively, as “Blackout Periods.”

3 See Footnote 1.

The purpose behind Blackout Periods is to minimize the possibility that Covered Persons having access through their positions to material nonpublic information will engage in illegal transactions. Even during the trading window, any Covered Person possessing material nonpublic information concerning the Company should not engage in any transactions in Company securities, including any initiation, modification, or termination of a Rule 10b5-1 Trading Program (as defined below), whether or not the Company has imposed a trading prohibition on that Covered Person. Trading in Company securities during the trading window should not be considered a “safe harbor,” and all Covered Persons should use good judgment at all times.

Permissible Trading pursuant to Rule 10b5-1 Trading Programs

Notwithstanding the general limitations and prohibitions on trading set forth in this policy, this policy will not prohibit trades that, although actually executed by a broker on behalf of a Covered Person during a Blackout Period or other period when the Covered Person possesses material nonpublic information concerning the Company, are made pursuant to a written trading plan entered into by the Covered Person in accordance with Rule 10b5-1(c) (“Rule 10b5-1(c)”) under the Securities Exchange Act of 1934 (a “Rule 10b5-1 Trading Program”); provided that the Rule 10b5-1 Trading Program, before being entered into by the Covered Person, and before any modification or termination is made to the Rule 10b5-1 Trading Program, has been reviewed and approved by the Company’s Compliance Officer (as defined below), pursuant to the procedures set forth in the “Preclearance of Trades” section of this policy. Every Covered Person should keep in mind that, if a Covered Person wishes to trade Company securities pursuant to a Rule 10b5-1 Trading Program, it is important to work with a broker who has knowledge of all of the requirements of Rule 10b5-1(c), including any cooling-off period requirement that may be applicable.

Compliance Officer

The Company has appointed the Company’s Chief Financial Officer as the Compliance Officer (the “Compliance Officer”) for this policy. The duties of the Compliance Officer include the following:

(i)	assisting with implementation and enforcement of this policy;

(ii)

ensuring that this policy is reviewed (but no less frequently than annually) and amended as necessary to remain up-to-date with United States federal and state law concerning insider trading, and circulating promptly copies of this policy (and any updates) to all of the Covered Persons;

(iii)

pre-clearing all trades in Company securities, and reviewing and providing approval or disapproval of any Rule 10b5-1 Trading Program proposed to be entered into, modified, or terminated by Covered Persons, in accordance with the procedures set forth in the “Preclearance of Trades” section of this policy; and

(iv)	establishing and maintaining a record-keeping and reporting system for trading in Company securities by Covered Persons.

Preclearance of Trades

Covered Persons may not trade in, or engage in any initiation, modification, or termination of any Rule 10b5-1 Trading Program with respect to, Company securities, even during a trading window, without first complying with the Company’s “preclearance” process, as follows:

(i)

Covered Persons must first request and obtain prior written approval from the Compliance Officer before any purchase or sale or other disposition, directly or indirectly, of Company securities, and before entering into, modifying, or terminating a Rule 10b5-1 Trading Program. These preclearance requirements also apply to transactions by family members, and others living in the same household, of all Covered Persons and to transactions by entities over which such persons may have control;

(ii)

The Compliance Officer will have the sole discretion to approve or disapprove any such request from a Covered Person, and will record the date each such request is received and the date and time each such request is approved or disapproved. Unless revoked, a grant of approval will remain valid until the earlier to occur of (a) the close of trading five business days following the day on which it was granted or (b) the commencement of a Blackout Period. If the transaction does not occur, or the Rule 10b5-1 Trading Program is not entered into, modified, or terminated, within such five-day or shorter period, pre-clearance must be requested again; and

(iii)

Pre-clearance is not required for purchases and sales of Company securities pursuant to a Rule 10b5-1 Trading Program that has been pre-cleared and approved by the Compliance Officer under this policy. However, with respect to any purchase or sale under a pre-cleared and approved Rule 10b5-1 Trading Program, the director or executive officer (but not any other employee who is neither a director nor an executive officer) for whose account transaction will be made must instruct the broker executing transactions on behalf of such director or executive officer to send duplicate confirmations of all such transactions to the Compliance Officer.

Conclusion

This policy is intended to serve as a general reminder of a Covered Person’s duties under United States federal and state law concerning insider trading. Such law is subject to change and to varying interpretations, depending on the facts and circumstances in a particular situation. Every Covered Person has the individual responsibility to comply with the Company’s policy against insider trading, regardless of whether the Company has a mandatory blackout for such Covered Person or any other Covered Persons. A Covered Person may, from time to time, have to forego a proposed transaction in Company securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though such person believes he or she may suffer an economic loss or forego anticipated profit by waiting. Appropriate judgment should be exercised in connection with any trade in Company securities, and extreme caution is usually the best policy in this area.

We encourage any Covered Person with any questions about specific transactions, or about this policy or the laws prohibiting insider trading, to consult the Compliance Officer. While the Company will help Covered Persons to understand how to comply with this policy and these laws, it remains each Covered Person’s personal obligation to ensure that he or she does not engage in unlawful transactions.

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